MYLAN LABORATORIES INC.
                              1030 Century Building
                               130 Seventh Street
                         Pittsburgh, Pennsylvania 15222

                    Notice of Annual Meeting of Shareholders
                              Friday, July 23, 1999
                            10:00 a.m., Eastern Time

                                       at
                      David L. Lawrence Convention Center,
                                    West Hall
                                1001 Penn Avenue
                            Pittsburgh, Pennsylvania


DEAR SHAREHOLDER:

     You are cordially invited to attend the 1999 Mylan Laboratories Inc. Annual Meeting of Shareholders to:

     o    Elect seven directors.

     o Approve the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2000.

     o    Conduct other business properly brought before the meeting.

     o Consider a shareholder proposal (which management opposes) involving Mylan's Shareholder Rights Plan.

     If you plan to attend, please complete and return the enclosed reservation card. Shareholders of record at the close of business on April 30, 1999 may vote at the meeting.

     Your vote is important. Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided.

     I look forward to seeing you at the meeting.



                                                  Sincerely,




                                                  ROBERT W. SMILEY
                                                  Secretary

June 11, 1999
Pittsburgh, Pennsylvania

                             MYLAN LABORATORIES INC.


                            -------------------------
                                 Proxy Statement
                                       For
                         Annual Meeting of Shareholders
                           To be held on July 23, 1999

                            -------------------------


                                TABLE OF CONTENTS

  Notice of Annual Meeting...........................................     Cover

Attendance and Voting Matters........................................         1

The Mylan Board of Directors.........................................         2

Mylan Stock Owned by Officers and Directors..........................         4

Persons Owning More than Five Percent of Mylan Stock.................         5

Performance Graph....................................................         5

Report of the Compensation Committee on Executive Compensation.......         6

Executive Compensation...............................................         8

Appointment of Deloitte & Touche LLP.................................        10

Shareholder Proposal.................................................        11

Mylan's Response to Shareholder Proposal.............................        12

Other Matters........................................................        13
     Section 16(a) Beneficial Ownership Reporting Compliance.........        13
     Shareholder Proposals for the 2000 Annual Meeting...............        13
     Solicitation....................................................        13
     Shareholder List................................................        13
     Revocability of Proxy...........................................        14
     Copies of Report................................................        14



The  approximate  date of the mailing of this proxy statement is June 16, 1999.

                          ATTENDANCE AND VOTING MATTERS


Reservations

     If you plan to attend the meeting, we request that you complete and return the enclosed reservation card by July 13, 1999.


Voting

     Please sign and return the enclosed proxy card. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

     Each share of Mylan stock you own entitles you to one vote. As of April 30, 1999, there were 129,118,713 shares of Mylan common stock outstanding.


Giving your Proxy to Someone Other than Individuals Designated on the Card

     If you want to give your proxy to someone other than individuals noted on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy at the Annual Meeting.


The Quorum Requirement

     A quorum of shareholders is necessary to hold a valid meeting. If at least one-half of Mylan shareholders are present in person or by proxy, a quorum will exist. Abstentions are counted as present for establishing a quorum.


Vote Necessary for Action

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Other action is by an affirmative vote of the majority of the shares present at the meeting.


Matters Raised at the Meeting Not Included in this Statement

     We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter at their discretion if so indicated by the proxy.


                          THE MYLAN BOARD OF DIRECTORS


Structure

     We have a single class of directors who are elected to serve for one-year terms. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.


Directors up for Election
   >
                                                                                                   Director
Name                                      Principal Occupation                               Age     Since
----                                      --------------------                               ---   --------
Milan Puskar              Chairman of the Board, C.E.O. and President of Mylan                64     1976

Dana G. Barnett           Executive Vice President of Mylan                                   58     1982

Laurence S. DeLynn        Retail Consultant                                                   74     1975

John C. Gaisford, M.D.    Director of Burn Research, West Penn Hospital                       83     1992

Robert W. Smiley, Esq.    Senior Counsel to the law firm of Doepken Keevican & Weiss          77     1972
                          Professional Corporation; Secretary of Mylan

Patricia A. Sunseri       Vice President of Investor and Public Relations of Mylan            59     1997

C.B. Todd                 Former Senior Vice President of Mylan                               65     1993


     Mr. Puskar was employed by the manufacturing subsidiary of Mylan from 1961 to 1972 and served in various positions, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. From 1972 to 1975, Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. In addition, he has served as partner of several pharmaceutical firms in foreign countries and is currently a director of VivoRx, Inc., Santa Monica, California, West Virginia University Foundation, Morgantown, West Virginia and Duquesne University, Pittsburgh, Pennsylvania. Mr. Puskar has served as President of Mylan since 1976 and as Vice Chairman of the Board since 1980. He was elected Chairman of the Board and C.E.O. in November 1993.

     Mr. Barnett was employed by Mylan in 1966. Since that time he has held various management positions with the manufacturing subsidiary of Mylan. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint-venture subsidiary of Mylan in June 1991, and in August of 1995 he was elevated to Chairman and Chief Executive Officer of Somerset Pharmaceuticals, Inc.

     Mrs. Sunseri has served as a Director of Mylan since April 1997, as the Vice President of Investor and Public Relations of Mylan since 1989 and as the Director of Investor Relations of Mylan from 1984 to 1989.

     Mr. Todd was employed by Mylan from 1970 until his retirement in May 1999. Prior to assuming the position of Senior Vice President in 1987, Mr. Todd served as Vice President--Quality Control. He also served as President of Mylan Pharmaceuticals Inc., a subsidiary of Mylan.

     Mr. DeLynn and Dr. Gaisford have been engaged for more than the past five years in the principal occupations set forth in the table above. Mr. Smiley joined the law firm of Doepken Keevican & Weiss Professional Corporation in October, 1992, which provided legal services to Mylan in fiscal 1999. Previously, he was a partner of Smiley, McGinty & Steger for more than five years. Mr. DeLynn serves as Director Emeritus of One Valley Bank, Morgantown, West Virginia.

Board Meetings and Committees

     In fiscal 1999, our full Board met eight times. In addition to meetings of the full Board, directors attended meetings of individual Board committees and often considered issues separate from these meetings. All of the directors attended at least 75% of the Board and committee meetings held in fiscal 1999.

     The Board has various standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee reviews the preparations for and scope of the annual audit of Mylan's financial statements, makes recommendations as to the retention of independent auditors and as to their fees, and other duties relative to the financial statements of Mylan. The Audit Committee met on two occasions in fiscal 1999. The Audit Committee is composed of Mr. DeLynn, Dr.
Gaisford and Mr. Smiley.

     The Compensation Committee (which also serves as the Stock Option Committee) has responsibility for establishing compensation policies and objectives, determining the compensation payable to the Chief Executive Officer and awarding stock options to employees. The Compensation Committee, which met on two occasions in fiscal 1999, is composed of Mr. DeLynn and Dr. Gaisford.

     The Nominating Committee is responsible for nominating candidates for election to the Board at the annual shareholders' meeting or upon the occurrence of any vacancy on the Board. Mr. Puskar, Dr. Gaisford, Mr. Smiley and Mr. DeLynn were appointed to serve as members of the Nominating Committee. The Nominating Committee met on two occasions during fiscal 1999.


Compensation of Directors

     Mylan presently has seven directors, four of whom (Mr. Puskar, Mr. Barnett, Mr. Todd and Mrs. Sunseri) were executive officers of Mylan throughout fiscal 1999 and did not receive any additional compensation for serving as directors of Mylan. Each of Mylan's non-employee directors (Mr. DeLynn, Dr. Gaisford and Mr. Smiley) earned director's fees of $24,000 in fiscal 1999 and Mr. Smiley received an additional fee of $21,000 for serving on Mylan's Executive Committee.

     Under service benefit agreements entered into with Mylan, Mr. DeLynn, Dr. Gaisford and Mr. Smiley are entitled to receive $18,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to Mylan. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

                   MYLAN STOCK OWNED BY OFFICERS AND DIRECTORS
                             (AS OF APRIL 30, 1999)

     The following table sets forth information regarding the amount and nature of Common Stock ownership by all directors and named executive officers, and all directors and executive officers as a group.

                                                                                     Percent of Class
Name                                                  Shares Beneficially Owned(1)    if 1% or more
----                                                  --------------------------      -------------
Milan Puskar (2)                                                2,550,000                  2.0%

Dana G. Barnett (3)                                               305,972                   --

Laurence S. DeLynn (4)                                            350,500                   --

John C. Gaisford, M.D. (5)                                         72,877                   --

Robert W. Smiley, Esq. (6)                                        143,500                   --

Patricia A. Sunseri (7)                                           508,750                   --

C.B. Todd (8)                                                     595,339                   --

Roderick P. Jackson (9)                                           250,500                   --

Louis J. DeBone (10)                                              165,000                   --

All directors and executive officers as a group (11)            5,042,238                  3.9%

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shares power to vote or direct the voting of the securities or has the sole or shares power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

(2) The shares beneficially owned by Mr. Puskar include (i) 2,450,000 shares held of record by him, and (ii) 100,000 shares issuable to him upon exercise of options at exercise prices ranging from $16.688 to $17.75 per share.

(3) The shares beneficially owned by Mr. Barnett, include (i) 75,972 shares held of record by him, and (ii) 230,000 shares issuable to him upon exercise of options at an exercise price ranging from $12.00 to $17.75 per share.

(4) The shares beneficially owned by Mr. DeLynn include (i) 265,500 shares held of record by him, and (ii) 85,000 shares issuable to him upon exercise of options at an exercise price ranging from $12.00 to $17.75 per share.

(5) The shares beneficially owned by Dr. Gaisford include (i) 8,877 shares held of record by him or his wife, and (ii) 64,000 shares issuable to him upon exercise of options at exercise prices ranging from $14.666 to $28.75 per share.

(6) The shares beneficially owned by Mr. Smiley include (i) 118,500 shares held of record by him, and (ii) 25,000 shares issuable to him upon exercise of options at exercise prices ranging from $16.688 to $17.75 per share.

(7) The shares beneficially owned by Mrs. Sunseri include (i) 448,750 shares held of record by her, and (ii) 60,000 shares issuable to her upon exercise of options at exercise prices ranging from $16.688 to $17.75 per share.

(8) The shares beneficially owned by Mr. Todd include (i) 365,339 shares held of record by him or his wife, and (ii) 230,000 shares issuable to him upon exercise of options at an exercise price ranging from $12.00 to $17.75 per share.

(9) The shares beneficially owned by Mr. Jackson include (i) 20,500 shares held of record by him or his wife, and (ii) 230,000 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75 per share.

(10) The shares beneficially owned by Mr. DeBone include (i) 30,000 shares held of record by him, and (ii) 135,000 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75 per share.

(11) These include (i) 3,796,328 shares held of record by the directors and executive officers or their spouses (ii) 1,246,000 shares issuable to them upon the exercise prices at exercise prices ranging from $12.00 to $17.75 per share.

              PERSONS OWNING MORE THAN FIVE PERCENT OF MYLAN STOCK
                             (AS OF APRIL 30, 1999)

     The following table sets forth information regarding the amount and nature of Common Stock ownership by all persons known by management to beneficially own 5% or more of the Common Stock. Mylan has no other classes of capital stock outstanding.

          Name and Address        Shares Beneficially Owned(1)  Percent of Class
          ----------------        ----------------------------  ----------------
     Invesco Capital Management, Inc.       13,190,901               10.2%
     11 Devonshire Square
     London, EC2M 4YR England

(1) To the knowledge of Mylan, Invesco Capital Management, Inc. owns all of these shares of record and holds the sole power to vote them.


                                PERFORMANCE GRAPH

     Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 1999 of $100 invested March 31, 1994 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index.

Name                           3/94    3/95    3/96    3/97    3/98    3/99
-------                        ----    ----    ----    ----    ----    ----
Mylan Laboratories Inc.        100     183     183     130     204     245
DJ Pharmaceuticals Index       100     146     226     290     498     659
S&P 500                        100     116     153     183     271     321

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


Compensation Policies

     For fiscal 1999,  Mylan's  compensation  program  consisted of base salary,
short-term  incentive  compensation,   stock  options  and  long-term  incentive
compensation.

     The Committee believes this compensation program was a significant factor contributing to Mylan's success this past year, including net earnings of $115,409,000 or $0.91 per diluted share.


The Compensation Committee

     The Compensation Committee is charged with responsibility for:

     o establishing the objectives and policies governing the compensation of Mylan's employees generally,

     o determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of Mylan whose annual compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"),

     o   awarding stock options to employees of Mylan, and

     o making such recommendations to the Board as it deems appropriate concerning Mylan's compensation of employees and its award of stock options.

     Generally, the actions of the Compensation Committee do not require the approval of the full Board to become effective.

     Mylan's executive compensation policy is to:

     o provide compensation to employees at such levels as will enable Mylan to attract and retain employees of the highest caliber,

     o compensate employees in a manner best calculated to recognize individual, group and Company performances, and

     o seek to align the interests of the employees with the interests of Mylan's shareholders.

     The Board and the Compensation Committee have taken actions designed to increase Mylan's opportunity to deduct all compensation paid to highly compensated officers for federal income tax purposes. However, neither the Board nor the Compensation Committee believes that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and the compensation is not deductible.


Executive Bonus Plan

     In a prior fiscal year, the Committee reviewed and considered numerous proposals for establishing objective performance-based criteria to award the Chairman and Chief Executive Officer of Mylan and any other executive officers who are determined by the Committee to be eligible to receive a bonus based on such criteria. Among the criteria considered by the Committee in establishing an Executive Bonus Plan were (1) earnings per share above fixed benchmarks, (2) earnings per share above prior year's earnings per share, (3) stock price reaching certain benchmarks, (4) percentage increases in stock price, (5)
approval by the Food and Drug Administration ("FDA") of a fixed number of applications submitted by Mylan, (6) sales above fixed benchmarks and (7) sales above prior year's sales.

     The Committee believes that using earnings per share above fixed benchmarks provides the most meaningful objective measure of Mylan's performance and provides an appropriate vehicle for rewarding the Chairman and Chief Executive Officer and other executives participating in the Executive Bonus Plan. The other alternatives considered were dismissed by the Compensation Committee for the following reasons:

     First, as to earnings per share in excess of prior year's earnings, factors beyond the control of the executives (such as the onset of a recessionary environment in the pharmaceutical industry or sharply higher costs resulting from implementation of new government regulations relating to the approval or marketing of drugs) could make a comparison with prior year's earnings meaningless. For example, the exemplary performance by an executive in the face of sharply higher costs due to new governmental burdens could go unrewarded if a comparison with prior year's earnings were made. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint-venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

     Second, as to stock price, the Compensation Committee was concerned that stock price is subject to fluctuation based on general economic factors, interest rates, the national and international political climate, trade balances and other factors which bear no relationship to the effectiveness of an executive or the performance of a particular corporation. Consequently, the Compensation Committee did not believe that use of stock price alone would be an appropriate way to create an incentive for its executives.

     Third, measuring performance through FDA approvals appeared to the Compensation Committee to be too imperfect a measure of performance in that the groundwork for an approval could precede the approval by a considerable time, the timing of approvals is too uncertain, and the number of expected approvals in any period of time is too small a class.

     Finally, the Compensation Committee felt that sales provided the best method of measuring Mylan's performance next to earnings. However, in that a measure based on sales alone does not provide an incentive to executives to control costs, the Compensation Committee felt that this measure provided a less satisfactory measure of performance than earnings.

     Accordingly, the Compensation Committee approved the Executive Bonus Plan, subsequently approved by the shareholders of Mylan, which provides for awards to participating executives of cash bonuses of an amount fixed by the Compensation Committee of up to $100,000 per $.01 by which earnings per share exceed benchmarks fixed by the Compensation Committee. Although broad latitude is afforded to the Compensation Committee to fix the benchmarks and amount of the award per $.01 increase, the bonuses payable to any executive cannot exceed $1,500,000 per annum under the Executive Bonus Plan and the aggregate amount of bonuses payable thereunder in any fiscal year to all participating executives cannot exceed $2,500,000.


Compensation of Executive Officers

     The  salaries  of  executive  officers  other than the  Chairman  and Chief
Executive  Officer  were  determined  by  Milan  Puskar.  Mr.  Puskar  made  his determinations based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with Mylan of such executives. In making this determination, Mr. Puskar did not undertake a formal survey or analysis of the compensation paid to executives in other companies. These salaries are not tied to Mylan's performance. The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by Mr. Puskar based upon his perception of each officer's contribution to Mylan's success. Mr. Puskar neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses.

Compensation of Chief Executive Officer

     The Compensation Committee did not consider any adjustments to the salary of Milan Puskar, Mylan's Chairman and Chief Executive Officer, in fiscal 1999, which was continued at the fiscal 1998 level. In order to create a performance-based reward intended to be fully deductible by Mylan for federal income tax purposes as well as serving as an incentive to Mr. Puskar to seek to maximize earnings for the balance of the fiscal year, in July 1998 the Compensation Committee awarded a bonus to Mr. Puskar under the Executive Bonus Plan of $50,000 for each $.005 that earnings for the second, third and fourth quarters of fiscal 1999 in the aggregate exceeded $.53 per share, not to exceed $500,000. Mylan's earnings exceeded these benchmarks, and Mr. Puskar was granted a bonus of $500,000 for his services.


Submission of Report

     This report on executive compensation is submitted by the members of the Compensation Committee, Laurence S. DeLynn and John C. Gaisford.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth information  regarding the compensation paid by Mylan in the past three fiscal years to the Chief  Executive  Officer and its five most highly  compensated  executive officers other than the Chief Executive
Officer (collectively, the "Named Executive Officers"):
                                                     Annual Compensation    Long-Term Compensation

                                                                             Options/     All Other
                                    Fiscal Year     Salary          Bonus      SARs (1)  Compensation (2)
Name and Principal Position       Ended March 31,    ($)            ($)          #           ($)
---------------------------       ---------------    -----          -----        --          ---
Milan Puskar,                            1999       1,000,000     500,000         -0-      686,000
Chairman of the Board, C.E.O.,           1998       1,000,000     500,000     100,000      681,500
President and Director                   1997       1,000,000         -0-         -0-       65,000

Dana G. Barnett,                         1999         200,000         -0-         -0-      403,400
Executive Vice President and             1998         200,000         -0-      80,000      402,400
Director (3)                             1997         200,000         -0-         -0-       23,100

C.B. Todd,                               1999         225,000     250,000         -0-      759,400
Former Senior Vice President             1998         200,000     250,000      80,000      394,600
and Director (4)                         1997         200,000     250,000         -0-       23,100

Roderick P. Jackson,                     1999         225,000     250,000         -0-       85,600
Senior Vice President                    1998         200,000     250,000      80,000       86,300
                                         1997         200,000     250,000         -0-       86,700

Louis J. DeBone,                         1999         175,000     175,000         -0-       85,600
Senior Vice President                    1998         144,500     175,000      60,000       86,300
                                         1997         144,500     175,000         -0-       86,700

Patricia A. Sunseri,                     1999         175,000     175,000         -0-       85,600
Vice President and Director              1998         144,500     175,000      60,000       86,300
                                         1997         144,500     175,000         -0-       86,700

(1) Mylan does not currently offer stock appreciation rights ("SARs") to its employees.

(2)  This column  includes (i) Mylan's  contributions  to the  Employees  Profit
     Sharing Plan and (ii) the amounts accrued by Mylan under the Salary Continuation Plan described below. During fiscal 1999, contributions to the Employees Profit Sharing Plan were made in the amount of $15,400 for each of Mr. Puskar, Mr. Barnett, Mr. Todd, Mr. Jackson and Mr. DeBone and Mrs. Sunseri, and amounts were accrued under the Salary Continuation Plan of $607,200, $364,300, $728,600, $70,200, $70,200, $70,200 for Mr. Puskar, Mr.
     Barnett, Mr. Todd, Mr. Jackson and Mr. DeBone and Mrs. Sunseri, respectively. Additionally, $63,400, $23,700, $15,400 of life insurance premiums were paid by Mylan for Mr. Puskar, Mr. Barnett and Mr. Todd, respectively, pursuant to split-dollar life insurance agreements with respective trusts. Neither the executive officers nor their respective trusts have any interest in the cash surrender value of the insurance policies subject to that agreement.

     Under the Salary Continuation Plan approved by the Board of Directors, Mylan entered into Retirement Benefit Agreements with various key employees, including each of the Named Executive Officers. These agreements provide for fixed annual payments to these executives over a 15-year period in the case of Mr. Puskar, Mr. Barnett, Mr. Todd and, subject to limited exceptions, Mr. Jackson, and over a 10-year period in the case of Mr. DeBone and Mrs. Sunseri, commencing upon their termination of employment with Mylan. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

     The annual benefits awarded to the Named Executive Officers following retirement are as follows:

     Milan Puskar............    $500,000
     Dana G. Barnett.........    $300,000
     C.B. Todd...............    $300,000
     Roderick P. Jackson.....    $250,000*
     Louis J. DeBone.........    $100,000
     Patricia A. Sunseri.....    $100,000

     *$100,000 payable over 10 years if he retires before April 1, 2002 in certain circumstances.

If any of these executives dies prior to retirement, his or her beneficiaries will receive (under life insurance policies purchased by Mylan) lump sum payments of $1,645,000, in the case of Mr. Puskar, $1,500,000, in the case of Mr. Barnett and Mr. Todd, and $1,250,000, in the case of Mr. Jackson and Mr. DeBone and Mrs. Sunseri. In addition, if Mr. Puskar dies prior to his retirement, Mylan will pay his beneficiaries the additional sum of $1,600,000.

(3)  The   amounts  for  Mr.   Barnett   exclude   payments   made  by  Somerset
     Pharmaceuticals, Inc., a non-consolidated subsidiary.

(4) On May 1, 1999, Mr. Todd resigned as Mylan's Senior Vice President and retired as an employee of Mylan. He continues to serve as a director of Mylan and is standing for re-election.


Option/SAR Grants in Fiscal 1999

     Mylan did not award any options or SARs to any of the Named Executive Officers in fiscal 1999.

Aggregated Option/SAR Exercises in Fiscal 1999 and Fiscal Year-End Option/SAR Values

     The following table sets forth information concerning the aggregate number and values of options held by Named Executive Officers as of March 31, 1999. Mylan does not currently offer SARs to its employees.

                                                 Number of Securities           Value of
                                                      Underlying              Unexercised
                                                     Unexercised              In-the-Money
                         Shares                    Options/SARs at          Options/SARs at
                        Acquired                   Fiscal Year End(#)       Fiscal Year End($)
Name                       on          Value         Exercisable/             Exercisable/
                        Exercise(#)  Realized($)   Unexercisable(1)         Unexercisable(1)
                        ---------   ---------      -----------------       ------------------
Milan Puskar                0           0            100,000/0              $ 1,021,850/0

Dana G. Barnett             0           0            230,000/0              $ 3,133,105/0

C.B. Todd                   0           0            230,000/0              $ 3,133,105/0

Roderick P. Jackson         0           0            230,000/0              $ 3,133,105/0

Louis J. DeBone             0           0            135,000/0              $ 1,770,922/0

Patricia A. Sunseri         0           0             60,000/0               $  613,110/0


(1) This information is presented as of March 31, 1999. See the notes to the "Summary Compensation Table" for a description of these options. The value shown is net of the option exercise prices.


Compensation Committee Interlocks and Insider Participation

     Laurence  S.  DeLynn  and  John  C.  Gaisford  served  as  members  of  the
Compensation   Committee   during  fiscal  1999.   There  are  no   interlocking
relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors, or its Compensation Committee.


Employment Contract and Termination of Employment and Change-in-Control Arrangements

     Mylan entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for Mylan's salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either Mylan or the executive at any time. Mr. Puskar's compensation under this employment contract is determined by Mylan's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by Mylan. The Salary Continuation Plan referred to in the notes to the "Summary Compensation Table" provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding 15 years, as more fully described in such Note. Mylan has no other compensatory plan or arrangements resulting from the resignation, retirement or other termination (including any termination or change in responsibility following a change-in-control) of an executive officer's employment with Mylan or its subsidiaries.


                      APPOINTMENT OF DELOITTE & TOUCHE LLP

     The Board of Directors seeks from the shareholders an indication of their approval or disapproval of the Board's appointment of Deloitte & Touche LLP as independent auditors for fiscal 2000.

     Deloitte & Touche LLP served as the independent auditors of Mylan during fiscal 1999, and no relationship exists other than the usual relationship between an independent public accountant and client.

     If the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2000 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next fiscal year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 2000 will stand unless the Board finds other good reason for making a change.

     Representatives of Deloitte & Touche LLP will be available at the annual meeting of shareholders to respond to questions.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                              SHAREHOLDER PROPOSAL

     Mylan receives many suggestions from shareholders, some as formal shareholder proposals. All of the suggestions that Mylan receives are given careful attention, and Mylan has adopted a number of suggestions made by shareholders.

     The Board of Directors and management of Mylan disagree strongly with the adoption of the resolution proposed below (the "Shareholder Proposal") and ask shareholders to read carefully Mylan's response to the proposal.

     The author and proponent of the following shareholder resolution, the College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, New York, 10017-3206, the owner of 1,929,633 Common Shares, has requested Mylan to present the following proposal at the Annual Meeting of Shareholders. The proposal, as contained in CREF's letter to Mylan, is quoted verbatim below:


Proponent's Proposal

     WHEREAS, the Company's Board of Directors, without shareholder approval, has adopted a plan, commonly known as a "poison pill", with a "dead hand" provision which permits only the board members that adopted the poison pill to redeem the pill;

     WHEREAS, this type of poison pill, unlike most poison pills, not only allows the current Board to effectively thwart acquisition offers which may be favored by a majority of shareholders, but also denies shareholders the right to replace this Board with new directors empowered to redeem the poison pill, permitting such offers to go forward;

     WHEREAS,   a  "dead  hand"  poison  pill  has  a  coercive  effect  on  the shareholders' basic right to freely elect a new Board and also takes away normal decision-making authority in this important area from a newly elected Board;

     WHEREAS, such a "dead hand" poison pill interferes with good corporate governance and can reduce the value of the company's shares to the detriment of shareholders.

     RESOLVED, that the shareholders request that the Board of Directors;

     Redeem the "dead hand" poison pill, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable.

Proponent's Supporting Statement

     By adopting the poison pill without shareholder approval, the current Board unilaterally deprived shareholders of the traditional right to sell their shares to potential bidders. By adding the "dead hand" feature, this Board also denies appropriate decision making authority to a new Board, elected by shareholders, to decide what is in the best interests of shareholders on this important subject.

     Traditional poison pills have been defended with the argument that directors can generally be trusted to act in the shareholders' interest, and if they do not, they can be replaced by the shareholders with other directors.

     Adoption of "dead hand" poison pills, however, is different. The purpose is "entrenchment," by coercing shareholders into voting for incumbent directors to preserve the possibility of redemption of the pill. Their intended effect is to preclude proxy contests for corporate control, which are an appropriate means to challenge incumbent management.

     We believe that the right of shareholders freely to elect a board of directors with full power to represent the shareholders' interests is the foundation-stone of good corporate governance. Yet this Board has unilaterally deprived shareholders of their only real protection against a board that acts against their interests--the ability to freely elect a board of their choosing with full powers to represent them in all respects. In our view, this Board by its actions has violated its fiduciary responsibility to shareholders.

     By supporting this resolution, shareholders can protect the value of their investment by sending a message to the Company that we value our right to elect a Board that is prepared and able to represent shareholder interests on all proper matters; and that we will not support unilateral actions by the Board that restrict our ability to meaningfully exercise our voting rights.


                    MYLAN'S RESPONSE TO SHAREHOLDER PROPOSAL

     The proponent requests that the Board of Directors redeem the shareholders' rights previously issued pursuant to the Mylan Shareholder Rights Plan (which proponent calls a "poison pill") unless such issuance is ratified by Mylan's shareholders. For the reasons set forth below, the Board of Directors believes that such action would not serve the best interests of Mylan and its shareholders.

     Mylan has maintained its Shareholder Rights Plan for almost three years now. The Shareholder Rights Plan is designed to encourage prospective acquirors to negotiate with the Board of Directors of Mylan rather than attempt a hostile takeover. The Board of Directors in its fiduciary role carefully considered the adoption of the Shareholder Rights Plan and determined it to be the best available means of protecting the full value of the investment of Mylan's
shareholders,   while  not  preventing  an  acquisition  that  is  fair  to  all shareholders. The Shareholder Rights Plan neither reduces management accountability nor adversely affects shareholder value. In adopting a Shareholder Rights Plan, Mylan joins approximately 2,400 other public companies that have adopted similar plans. The Board did not adopt Mylan's plan in response to any specific takeover threat, and the Board is currently not aware of any efforts to acquire Mylan. The Shareholder Rights Plan will not interfere with any merger or business combination that is approved by the Board of Directors.

     As proponent states, the Shareholder Rights Plan includes a continuing director provision (which proponent calls a "dead hand" provision). Under that provision, following a change in a majority of the directors resulting from a proxy solicitation by a person or entity that has announced an intention (or whom the Board in good faith has determined intends) to acquire 15% or more of Mylan's Common Stock, then redemption of the rights can be effected only by a majority of continuing directors (generally those who were in office at the time of the distribution of the rights or whose nominations were approved by the continuing directors from time to time in office). Without the continuing director provision, a potential acquiror, through the solicitation of proxies, could, without triggering the rights issued under the plan, gain control of sufficient voting power to replace the Board with "interested" directors who would be in a position to approve the acquiror's proposal to acquire Mylan. While this may be in the best interest of the acquiror, it may not be in the best interests of other Mylan shareholders. The continuing director provision does not limit the right of shareholders, including any potential acquiror, to elect directors. Rather, it requires that any transaction between a potential acquiror and Mylan be approved by directors who are not affiliated with the acquiror or otherwise interested in the transaction. The Board believes this procedure advances the purpose of the Shareholder Rights Plan, which is to protect the interests of shareholders other than a potential acquiror.

     The continuing director provision is neither unusual nor an unlawful affront to traditional concepts of good corporate governance. To the contrary, Pennsylvania corporate law contemplates reliance on continuing directors to deal with conflict of interest transactions with interested shareholders. The Board firmly believes that the Shareholder Rights Plan, including its continuing director provision, is an important tool that will enhance the Board's ability to protect shareholder interests.

     The Shareholder Rights Plan does not weaken the financial strength of Mylan and enhances its ability to execute on its business plans. The issuance of rights under the plan had no dilutive effect, did not affect reported earnings per share, was not taxable to Mylan or its shareholders, and did not change the way in which Mylan's shares are traded. The Board of Directors believes that the Shareholder Rights Plan represents a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     For all of the above reasons, the Board of Directors and management strongly believe that this proposal is neither in the best interests of Mylan and its shareholders nor a reflection of current shareholder concerns.

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE SHAREHOLDER PROPOSAL.


                                  OTHER MATTERS


Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.


Shareholder Proposals for the 2000 Annual Meeting

     If you want to submit proposals for possible inclusion in Mylan's 2000 Proxy Statement, you must do so on or before February 10, 2000.


Solicitation

     Mylan is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person.


Shareholder List

     A shareholder list will be available for your examination at the Annual Meeting.

Revocability of Proxy

     You may revoke the enclosed proxy by filing a written notice of revocation with Mylan by providing a later executed proxy or by attending Annual Meeting and voting in person. If you vote in person, you will need to bring appropriate evidence of your authority to vote. If your shares are held in street name you will need a letter of authorization to vote from the brokerage firm holding your shares in street name.


Copies of Report

     Upon written request to the undersigned Secretary (at the address specified on the cover page) by any shareholder whose proxy is solicited hereby, Mylan will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1999 as filed with the Securities and Exchange Commission, without charge to the shareholder requesting same.